Exhibit 99.2

TCTM Kids IT Education Inc.

(the “Company”)

INSTRUMENT OF TRANSFER

FOR VALUE RECEIVED

USD1.0		,	(amount)

We,	Moocon Education Limited	of	(transferor)

Trident Chambers, P.O. Box 146, Road Town, Tortola VG1110, British Virgin Islands			(address)

hereby sell, assign and transfer unto	Connion Capital Limited		(transferee)

of	Trident Chambers, P.O. Box 146, Town, Tortola, British Virgin Islands		(address)

2,000,000			Class A Ordinary Shares

of	TCTM Kids IT Education Inc.	(company name)

Dated this 29 day of July, 2024

Signed by the Transferor:

/s/ Sun Ying
For and on behalf of Moocon Education Limited
Name: Sun Ying
Title: Director

Signed by the Transferee:

/s/ Sun Ying
For and on behalf of Connion Capital Limited
Name: Sun Ying
Title: Director